Exhibit 10.13                                  Arizona/Colorado/New Mexico/Texas
-------------                                  ---------------------------------
                                                        Vacant Land Acquisitions

                         AGREEMENT FOR SALE AND PURCHASE
                                (the "Agreement")


PURCHASER, CENTREFUND DEVELOPMENT (COLORADO) CORP., a Florida corporation, hereby agrees to purchase and acquire from SELLER, Z-H, Ltd., a(n) Colorado Limited Partnership, and SELLER hereby agrees to sell and convey to PURCHASER, the real property located at the Southwest corner of the intersection of Palmer Park Boulevard and Powers Boulevard, in the City of Colorado Springs, County of El Paso, State of Colorado, and being more particularly described on Schedule "A" attached to this Agreement, together with the improvements, if any, located thereon and the other items referred to in Paragraph 19 below and in Schedule "B" hereto (collectively, the "Property"), at the Purchase Price of Four Million Four Hundred Thousand AND NO/100 DOLLARS ($4,400,000.00), and upon the following terms:

1.   The Purchase Price shall be payable in the following manner:

     (a) $25,000.00 by check in that amount to be deposited by Purchaser with the Title Company (as defined below) within three (3) business days following execution of this Agreement by both parties, said sum to be held by the Title Company (as escrow agent) as an earnest money deposit pending completion or other termination of this Agreement and to be applied towards the Purchase Price on Closing (as defined below). The deposit shall be invested in an interest bearing account or other investment vehicle directed by the Purchaser and interest will be credited to Purchaser and applied against the Purchase Price on Closing. Both the Seller and the Purchaser irrevocably direct the Title Company to return the deposit and accrued interest to the Purchaser immediately upon being notified by the Purchaser that this Agreement has been terminated on or before the expiration of the Investigation Period.

     (b) $25,000.00 by check in that amount to be deposited by Purchaser with Escrow Agent within three (3) business days following the expiration of the Investigation Period, provided, however, that Purchaser shall have elected, at or prior to the expiration of the Investigation Period, to proceed forward with the acquisition of the Property in accordance with the terms of this Agreement. The sum to be posted by Purchaser with Escrow Agent in accordance with this Subparagraph 1(b) shall be held by Escrow Agent as an earnest money deposit pending completion or other termination of this Agreement and shall be applied towards the Purchase Price on Closing. The deposit referred to in this Subparagraph 1(b) shall be invested in an interest bearing account or other investment vehicle directed by the Purchaser and interest will be credited to Purchaser and applied against the Purchase Price on Closing.

     (c) $25,000.00 by check in that amount to be deposited by Purchaser with Escrow Agent on the 450th day following the Effective Date of this Agreement, provided, however, that Purchaser shall have elected, at or prior to the expiration of the Investigation Period, to proceed forward with the acquisition of the Property in accordance with the terms of this Agreement. The sum to be posted by Purchaser with Escrow Agent in accordance with this Subparagraph 1(c) shall be held by Escrow Agent as an earnest money deposit pending completion or other termination of this Agreement and shall be applied towards the
          Purchase Price on Closing. The deposit referred to in this Subparagraph 1(c) shall be invested in an interest bearing account or other investment vehicle directed by the Purchaser and interest will be credited to Purchaser and applied against the Purchase Price on Closing.

     (d)  Intentionally Deleted.

     (e) The balance of the Purchase Price will be payable at Closing either in cash or in other immediate funds to Seller (or to the Title Company for further delivery to the Seller), subject to the usual and customary closing adjustments.

2. The Seller covenants to discharge and remove, at its own cost and expense, on or before Closing, all mortgages, liens (except taxes for the current year not yet due and payable and current installments of any special assessments not yet due and payable, together hereinafter referred to as "Current Taxes"), charges (except any obligations for the installation of drainage improvements, hereinafter the "Drainage Obligations"), or encumbrances whatsoever affecting the Property.

3. Unless an original or duplicate original of this Agreement, duly countersigned by Seller, shall have been delivered to Purchaser prior to 5:00 p.m. on the 17th day of June, 1999 , this offer shall, at Purchaser's option, be of no further force or effect (and any and all deposit[s] theretofore posted by Purchaser in connection with this Agreement shall be immediately refunded to Purchaser, together with accrued interest thereon, if any). The "Effective Date" of this Agreement shall be the date upon which Purchaser and the Title Company shall receive an original or duplicate original of this Agreement which has been duly countersigned by the Seller.

4. This transaction shall be completed at a closing (the "Closing") in the office of the Title Company commencing at 10:00A.M. on the closing date (the "Closing Date") specified in Schedule "B" hereto. Upon Closing, Seller shall execute and deliver to Purchaser (or to the Title Company, if so directed by Purchaser) a special warranty deed in proper recordable form, conveying to Purchaser good and marketable title to the Property subject only to such matters as may be permitted herein. Seller shall also execute and deliver to Purchaser (or to the Title Company, if so directed by Purchaser) a Non-Foreign Affidavit, in customary form, an Affidavit of Value (if applicable) in form and content satisfactory to the Title Company and sufficient to enable the special warranty deed to be duly registered on title so as to effectively transfer and convey title to the Property to Purchaser as herein required and such other documents, instruments and agreements as are customarily required in the state in which the Property is located in order to consummate and complete this transaction and to more fully carry out the intent of the parties as contemplated herein. All transfer, sales and other taxes payable in respect of the transaction contemplated herein and/or in connection with the ownership and/or operation of the Property prior to Closing shall be the responsibility of and shall be payable by Seller. Upon Closing, vacant possession of the Property (subject to existing tenancies, if any, disclosed to Purchaser during the Investigation Period) shall be given to Purchaser. If the Closing is scheduled for a day other than a business day (i.e., if such day shall be a Saturday, Sunday or a statutory holiday in the state in which the Property is located), Closing will take place on the next business day.

5. As more particularly set forth on Schedule "B" hereto, Purchaser shall have the right to inspect the Property during the period (the "Investigation Period") beginning on the Effective Date and ending Two Hundred Seventy
     (270) days following the Delivery Date, as defined below, provided, however, that if the last day of the Investigation Period shall be other than a business day, the Investigation Period shall be extended until 11:59 p.m. on the next business day.

6. Within five (5) business days following the Effective Date, Seller shall deliver to Purchaser, or cause to be delivered, an ALTA Form B or ALTA Extended Coverage or Texas Form T-1 (as applicable) Title Insurance Commitment as to the Property (providing, in each case, marketability coverage), together with a true, complete and legible copy of all documents and instruments listed as title exceptions therein (said commitment and copies being hereinafter sometimes collectively referred to as the " Title Commitment") issued by Chicago Title of Colorado, Inc. ("Title Company") in the full amount of the Purchase Price. The date when Purchaser receives the following, namely, the Title Commitment and "Documents" (as defined in Schedule "B" hereto) shall be the "Delivery Date."

7. If within the time allowed in Paragraph 5 hereof Purchaser shall make objection in writing to the condition of Seller's title, then Seller may either (i) endeavor to cure or remedy same within thirty (30) days thereafter, or (ii) notify Purchaser that Seller is unwilling to cure or remedy same. If, unless required as set forth below, Seller shall be unwilling to cure or remedy all objections to title, or if Seller shall be unable to cure or remedy all such objections within said thirty (30) day period, then, unless Purchaser shall agree to waive such uncured or unremedied objections, this Agreement, notwithstanding any intermediate acts or negotiations in respect of such objections, shall be at an end and all deposit monies posted by Purchaser hereunder, together with all accrued interest thereon shall be promptly refunded to Purchaser without deduction, whereupon this Agreement shall terminate and neither party shall have any further liability for any costs or damages. Anything in the foregoing to the contrary notwithstanding, Seller shall be obligated to cure or eliminate all title defects which are susceptible of discharge by the payment of money which is fixed, definite or readily ascertainable in amount (e.g., mortgages, liens, judgments, delinquent taxes, etc., but excepting Current Taxes and the Drainage Obligations). Any exceptions to title set forth in the Title Commitment as to which Purchaser shall not have made written objection within the time period noted above, or which are waived by Purchaser , shall be conclusively deemed to be "Permitted Exceptions" which have been accepted by Purchaser. At Closing, Seller shall pay for, and caused to be delivered to Purchaser, an ALTA Form B or ALTA Extended Coverage or Texas Form T-1 (as applicable) Title Insurance Policy (providing, in each case, [if applicable] marketability coverage) in the amount of the Purchase Price, issued by the Title Company, insuring fee simple title to the Property in the name of Purchaser subject only to the Permitted Exceptions (and with the standard preprinted exceptions deleted, provided that a current survey of the Property sufficient for such purpose shall have been furnished to the Title Company and Purchaser pays any additional premium for such deletions), and containing such endorsements as Purchaser may reasonably request, it being understood and agree that Purchaser shall be obligated to pay the cost of any additional endorsements i.e., if Purchaser shall elect to obtain same.

8. Within five (5) business days following the Effective Date of this Agreement, Seller shall deliver to the Purchaser and the Title Company, a copy of all existing surveys of the Property which are within Seller's possession or control. Prior to the expiration of the Investigation Period, Purchaser, at its option and expense, may obtain a currently dated ALTA (or other) survey of the Property (the "Survey"), certified to the Purchaser and to other parties designated by Purchaser, showing thereon, at Purchaser's option, the location of all buildings, improvements, easements, rights-of-way and other similar entitlements, and, if requested by Purchaser at its option, containing, at Purchaser's option (and to the extent applicable) the information described in Items 1-16 of Table A of the ALTA/ACSM (1997) requirements. Any encroachment by or onto adjoining properties, overlap and/or other condition disclosed by such Survey which may affect marketability of the title to the Property shall be deemed to constitute a title defect which shall be handled in the manner set forth in Paragraph 7 above, provided that any notice of title defect is given within the period allowed by Paragraph 7. Prior to the expiration of the Investigation Period, Purchaser, at its option and expense, may obtain a currently dated Phase One Environmental Audit Report relating to the Property, such report to be certified to Purchaser and to other parties designated by Purchaser.

9.   The current  installment  of any and all special  assessments  and/or local improvement charges levied or assessed by any county, municipality or quasi-governmental entity shall be apportioned at Closing. Until the
     Closing, Seller shall cause the tenant pursuant to the Lease (as hereinafter defined) to maintain all insurance coverages required by the Lease, and if the Lease terminates, Seller shall maintain in full force and effect casualty and liability insurance in respect of the Property (casualty insurance to provide full replacement value coverage for all buildings and other improvements upon the Property). Property taxes for the year of the Closing shall be prorated through the day before the Closing Date. If the actual property tax and/or assessment bill for the year of Closing is not available at Closing, the proration for property taxes and/or assessments shall be based upon the most recent years' tax and/or assessment bills and shall be readjusted by Seller and Purchaser within thirty (30) days following the receipt of the actual tax and/or assessment bills for the year of Closing. This obligation shall survive the Closing and the delivery of the deed hereunder.

10. Purchaser may at any time prior to Closing assign this Agreement to another entity in which Purchaser's parent company holds a majority interest and upon such assignment, this Agreement shall in all respects be construed as if made in the first instance by the assignee and the Purchaser herein shall have no further obligations whatsoever.

11. In the event of default by Purchaser hereunder, Seller acknowledges and agrees that its sole remedy shall be to receive the earnest money deposit as liquidated damages, and not as a penalty, in full satisfaction of any and all duties, liabilities and/or obligations on the part of Purchaser hereunder, the parties hereby agreeing that said amount is a reasonable forecast of just compensation for the harm that may be caused Seller as a result of Purchaser's failure to consummate the transaction contemplated hereby and that Seller's harm in the event of Purchaser's failure to consummate the transaction contemplated hereby would be incapable of accurate estimation or very difficult to accurately estimate.

12.  [Intentionally Deleted].

13. Any condition herein which is intended to be for the benefit of the Purchaser may be waived by the Purchaser in part or in full.

14. Seller and Purchaser agree that this Agreement, including the annexed Schedules (and exhibits, if any), constitutes the entire agreement between them and that there is no condition, collateral agreement, or representation or warranty of any kind, express or implied, except as may be specifically stipulated hereunder. All covenants, representations and warranties herein shall survive Closing. All Schedules and exhibits attached to this Agreement shall have the same force and effect as if the information contained therein was contained in the body of this Agreement.

15. Any notice hereunder shall be in writing, delivered either personally or by prepaid registered mail or by facsimile by or to the other party, at its last known mailing address or facsimile number, as the case may be.

16. This Agreement shall be read with all changes of gender or number required by the context. The words "herein", "hereunder" or similar expressions used in any paragraph of this Agreement relate to the whole of this Agreement, including the annexed Schedules (and exhibits, if any) unless otherwise provided.

17. Seller shall be solely responsible for the payment of any and all brokerage commissions and/or finder's fees which may be due Highland Commercial
     Group, LLC and its representative, Jim Spittler in connection with the purchase and sale of the Property. Seller and Purchaser shall indemnify and hold each other harmless from any other claims for brokerage commissions and/or finder's fees in connection with the purchase and sale of the Property to the extent claimed to be due and owing as a result of the acts of, or dealings with, the indemnifying party.

18. During the pendency of this Agreement, and except as may be required in connection with the creation of the roadway to be located in the westerly portion of the Property (as contemplated in Paragraph 4 of the Second Addendum to this Agreement) or in connection with the pending Condemnation proceeding (as described in Paragraph 3 of the Second Addendum), Seller shall not grant or enter into any easement, right of way, lien, lease or license or any instrument or agreement which encumbers or otherwise affects title to the Property, or the use, possession or enjoyment thereof, without the prior written consent of Purchaser, which consent may be granted or withheld by Purchaser in its reasonable discretion.

19. The term "Property" as used herein shall include all rights and all appurtenances to or used in connection with the real property described on Schedule A attached hereto, including without limitation, all rights, title and interests of Seller, if any, in: (a) all minerals, oil, gas and other hydrocarbon substances on and under the real property, if any; (b) all development rights, air rights, water, water rights and water stock relating to the real property, if any; (c) all rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the real property, if any; (d) all strips and gores adjoining the real property, if any; (e) all other easements, rights of way or appurtenances used in connection with the beneficial use and enjoyment of the real property, if any; and (f) all improvements, located on, appurtenant to or used in connection with the real property.

20. Seller and Purchaser agree that this Agreement and transaction contemplated herein shall remain confidential and that no public announcement will be made in respect thereof, prior to closing, except as may be required by applicable laws, without the agreement of both parties. Seller further agrees that Seller will not, at any time prior to the termination of this Agreement, accept an offer to purchase from (conditional or unconditional) nor otherwise negotiate with any third party relating to the sale or acquisition of the Property, whether or not same is contingent upon the completion of this transaction by the Seller and Purchaser.

21. In the event of any litigation arising out of or in connection with this Agreement, the prevailing party shall be awarded reasonable attorneys fees, costs and expenses. This Agreement shall be governed and construed in accordance with the laws of the state in which the Property is located.

22.  This  Agreement   shall   constitute   Seller's  and   Purchaser's   escrow
     instructions to the Title Company.


(The remainder of this page intentionally left blank)

SCHEDULE "A" (legal description) and SCHEDULE "B" (Additional Provisions) attached hereto form part of this Agreement .

DATED at Greenwood Village, Colorado this 15th day of June, 1999.

                                     Purchaser
                                     CENTREFUND DEVELOPMENT (COLORADO) CORP.


                                     By: /s/ Perry A. Villanueba
                                     Its: Director of Development & Acquisitions

THE UNDERSIGNED accepts the above offer and agrees to sell and convey the Property upon the terms and conditions set forth herein.

DATED at Greenwood Village this 15th day of June, 1999.

                                     Seller
                                     Z-H, Ltd., a Colorado Limited Partnership


                                     By: /s/ Scott A. Hart
                                     Its: General Partner



                                     By: /s/ Michael J. Zaremba
                                     Its: General Partner

Chicago Title of Colorado, Inc. (the "Title Company") hereby accepts the foregoing Agreement for Sale and Purchase, hereby agrees to act as Escrow Agent hereunder, and hereby agrees to comply with the provisions of Section 6045 of the Internal Revenue Code with respect to the transactions contemplated hereby.

                                     Chicago Title of Colorado, Inc.


                                     By: /s/  B. H. Bretz
                                     Its: Account Rep.


                   ADDRESSES AND FACSIMILE NUMBERS FOR NOTICES
                   -------------------------------------------

Seller's Address and Facsimile Number         Purchaser's Addresses and Facsimile Numbers
-------------------------------------         -------------------------------------------
Z-H, Ltd., a Colorado Limited Partnership     Centrefund Development (Colorado) Corp.
c/o Walking Stick Golf Course                 Suite 100, 3838 Calgary Trail North
4301 Walking Stick Blvd., Pueblo, CO 81001    Edmonton Alberta, Canada T6J7A9
Telephone No.:  (719) 584-3400                Telephone No.: (780) 435-1444
Fax No.:                                      Fax No.:  (780) 434-9333
Attention:  Mr. Mike Zaremba                  Attention:  Mr. Henry Bereznicki

With a copy to:                               with copies to:

Tim McKenna, Esq.                             Centrefund Development (Colorado) Corp.
Flynn, McKenna, Wright and Karsh              7000 East Belleview Avenue, Suite 203
111 South Tejon, Suite 202                    Greenwood Village, Colorado  80111
Colorado Springs, CO 80903                    Telephone No.: (303) 221-1444
Telephone No.:  (719) 578-8444                Fax No.:  (303) 221-1119
Fax No.:  (719)  578-8836
                                              Attention:  Mr. Perry A. Villanueba
And
Robert E. Thrailkill
Bishop Capital Corporation
716 College View Drive
Riverton, WY 82501
Fax No.:  (307) 856-1851
Telephone No.: (307) 856-3800

and
Title Company's Address and Facsimile Number  David J. Wiener, Esq.
Chicago Title of Colorado, Inc.               2401 PGA Boulevard, Suite 280
1875 Lawrence Street, Suite 1200              Palm Beach Gardens, Florida 33410
Denver, Colorado 80202                        Telephone No.: (561)  624-2988
Telephone No.:  (303)  291-9951               Fax No.:  (561) 624-9507
Fax No.:  (303)      -
                                              and
                                              Centrefund Development (Colorado) Corp.
                                              2851 John Street, Suite One
                                              Markham, Ontario, Canada L3R 5R7
                                              Telephone No.: (905) 477-9200
                                              Fax No.:  (905) 477-7390
                                              Attention:  Mr. Robert S. Green

                                   EXHIBIT "A"

                          Legal Description of Property


     Lot 1, Hitters Haven Subdivision, City of Colorado Springs, County of El Paso, Colorado.

                                  SCHEDULE "B"
                                  ------------
              Additional Provisions (For Vacant Land Acquisitions)
              ----------------------------------------------------

                                    ADDENDUM

THIS ADDENDUM IS ANNEXED TO AND FORMS A PART OF THAT CERTAIN AGREEMENT FOR SALE AND PURCHASE DATED AS OF THE 15th DAY OF JUNE, 1999 BY AND BETWEEN Z-H, LTD., A COLORADO LIMITED PARTNERSHIP, AS SELLER, AND CENTREFUND DEVELOPMENT (COLORADO) CORP., AS PURCHASER.

     1. Addendum takes precedence. In the event of any conflict between the terms and provisions of this Addendum and the terms and provisions of the Agreement for Sale and Purchase to which this Addendum is annexed, the terms and provisions of this Addendum shall take precedence and control. As used herein, the term "Agreement" shall be deemed to mean and refer to the aforementioned Agreement for Sale and Purchase, as modified and supplemented by this Addendum. Unless otherwise indicated, capitalized terms used herein shall have the meanings, respectively, ascribed to them in said Agreement for Sale and Purchase.

     2. Investigation Period.

          A. Subject to the approval by the Tenant (the "Tenant's Approval") pursuant to the Lease (as hereinafter defined), which approval Seller will diligently and with its good faith efforts pursue, Purchaser shall have the right during the Investigation Period to conduct all requisite (as determined by Purchaser) investigations as to the Property and all factors concerning same and to perform, conduct and/or obtain all tests, studies, feasibility studies, examinations and other reasonable activities as Purchaser may deem necessary or desirable in order to underwrite Purchaser's proposed acquisition of the Property and to determine, among other things, the suitability of the Property for development and use in the manner contemplated by Purchaser, the economic feasibility of such development and use, and the availability of all necessary governmental and other permits, approvals, consents and licenses. [The foregoing activities, etc. are hereinafter sometimes collectively referred to as "Purchaser's Permitted Activities"]. For the purpose of conducting and performing Purchaser's Permitted Activities, Purchaser and its employees, agents, and independent contractors shall have the right and license, both during and after the Investigation Period (but subject to the Tenant's Approval to enter onto the Property and to discuss the Property and Purchaser's proposed acquisition, development and use thereof with any and all persons and/or entities (including any and all governmental and/or quasi-governmental agencies, bodies and officials) deemed appropriate by Purchaser. Purchaser shall carry out Purchaser's Permitted Activities at its sole expense and shall repair any physical damage to the Property that may be caused as a result thereof. Additionally, Purchaser shall indemnify, defend and save and hold Seller harmless of, from and against any and all losses, costs, expenses (including reasonable attorneys fees and court costs at all levels of proceedings) and liabilities which arise from any such entry or work upon the Property. In the event that, within 90 days following the Effective Date, Seller is unable to secure any Tenant's Approval that may be required pursuant the Lease to permit Purchaser's Permitted Activities, it shall so notify the Purchaser, and Purchaser may within 30 days after receipt of such notice, elect to terminate this Agreement by written notice to Seller. In the event Purchaser elects to terminate this Agreement, its Earnest Money Deposit, together with any interest earned thereon, shall be returned to it and this Agreement shall thereafter be null and void.

          B. This Agreement shall be deemed to have been automatically terminated, and Purchaser shall be entitled to receive an immediate refund of all sums deposited by it hereunder, together with all accrued interest thereon, and each party hereto shall be relieved of and from all liability and obligation to the other hereunder, unless Purchaser shall have notified Seller in writing at or prior to the expiration of the Investigation Period, that Purchaser is satisfied with the results of its investigations as to the Property and that Purchaser has elected to proceed forward with the acquisition of the Property.

          C. Seller agrees to cooperate fully with Purchaser, at no cost to Seller, in connection with the conduct by Purchaser of Purchaser's Permitted Activities and in connection with the efforts of Purchaser to satisfy the Special Conditions referred to in Paragraph 3 below. To this end, Seller agrees that it shall (i) within not more than five (5) business days following request therefor execute and deliver to Purchaser any and all documents, instruments, applications or the like as may be required by Purchaser in connection therewith, and (ii) use its good faith to assist Purchaser in securing all consents, permits, approvals, and the like as shall be necessary or desirable in connection with the proposed development and use of the Property in the manner contemplated by Purchaser, provided, however, that no consents, permits, approvals or the like shall become final and binding upon the Property until Closing shall have occurred and title to the Property is vested in Purchaser.

          D. Within five (5) business days following the execution of this Agreement by the parties, Seller shall deliver to Purchaser full and complete copies of the following items (the "Documents"): all surveys, studies, test reports, permits, approvals, licenses and other data, documentation and information relating to the Property which are in Seller's possession or control or which are in the possession or control of Seller's agents, employees and/or professionals.

     3. Special Conditions. Purchaser's obligations in respect of the transaction contemplated herein are and shall also be subject to and contingent upon the satisfaction (or written waiver by Purchaser) of the following special condition(s):

          A. that within Two Hundred Forty ( 240 ) days following the expiration of the Investigation Period, Purchaser shall have entered into satisfactory (as determined by Purchaser in its absolute discretion) leasing or other arrangements with at least one tenant or other occupant of Purchaser's proposed development.

          B. that within Two Hundred Forty ( 240 ) days following the expiration of the Investigation Period, Purchaser shall have received final site plan and development plan approval and all access and other permits (other than building permits for vertical construction), consents, licenses, authorizations, approvals and the like from all applicable governmental and quasi-governmental agencies, bodies, and officials having jurisdiction over the Property which Purchaser shall deem necessary and/or appropriate (hereinafter the "Governmental Approvals") in order to enable Purchaser, immediately following the closing of title to the Property, to commence full development and use of the Property in the manner described contemplated by Purchaser, to wit: as a retail shopping center containing not less than 307,200 square feet of gross leasable floor space, together with all related appurtenances and amenities. Anything in the foregoing to the contrary notwithstanding, no Governmental Approval shall become final and binding upon the Property until Closing shall have occurred and title to the Property is vested in Purchaser.

     4. Closing Date. If this Agreement shall not previously have been terminated pursuant to any other provision hereof, then the transaction contemplated herein shall be closed and the Deed and other closing papers shall be delivered on the date (the "Closing Date") which shall be the 1st day of November, 2000, or such earlier date as the parties may mutually agree. If any of the general conditions precedent set forth in Paragraph 6 below shall not have been satisfied by the Closing Date determined in accordance with the preceding sentence, then Purchaser shall be entitled to elect, by written notice delivered to Seller prior to the such date, either: (i) [intentionally deleted]; or (ii) to terminate this Agreement, in which event, all sums deposited by Purchaser hereunder, together with all interest accrued thereon, shall be immediately refunded to Purchaser; or (iii) to waive the requirement of satisfaction of the outstanding condition(s) precedent and proceed to close this transaction in accordance with the other terms of this Agreement; and/or (iv) in the event that the failure of any general condition precedent set forth in Paragraph 6 below shall also constitute a default by Seller under this Agreement, to treat the same as a default and pursue all legal and equitable remedies available to Purchaser, provided, however, that in no event shall Seller be liable for damages in an amount in excess of $75,000.00, and in the event that Seller is ordered to disgorge the net proceeds from a sale or transfer of the Property, such additional sums as may be required to effect such order.

     5. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

          A. Authority of Seller. Seller is the owner of the Property subject to the provisions of the Lease and has the right, power and authority to enter into this Agreement and to sell and convey the Property to Purchaser in accordance with the terms and conditions hereof.

          B. [Intentionally Deleted]

          C. No Moratorium. Except as is otherwise set forth in this Agreement, Seller has received no notice and has no actual knowledge of any existing or threatened moratorium or of any other fact which would or might adversely affect or prohibit the Property from being developed and used in the manner contemplated by Purchaser or which would or might increase, in any material respect, the costs associated with such development and/or use of the Property.

          D. No Violations. Seller has received no notice and has no actual knowledge of any violation of any law, regulation, ordinance or deed restriction which relates to the Property.

          E. No Contracts or Commitments. Except as is otherwise set forth in this Agreement or disclosed in the Title Commitment, there are no outstanding contracts, agreements, commitments or obligations of any nature between Seller and any federal, state, regional, local or other governmental, administrative or quasi-governmental body or agency or between Seller and any other person or entity which do or may affect or bind the Property, the development and/or use thereof, or any subsequent owner or developer of the Property, nor does Seller have any knowledge of any such contract, agreement, commitment or obligation which may have been entered into or undertaken by others.

          F. No Hazardous Waste. To Seller's actual knowledge, no toxic and/or hazardous wastes, as defined by Federal and/or by the laws of state in which the Property is located, have been used or stored in, on, under or about the
Property, and, to Seller's knowledge, neither the Property nor any lands adjacent thereto is contaminated by any such toxic or hazardous materials. The Property is not presently being used, and to Seller's actual knowledge, neither the Property nor any lands adjacent thereto has in the past been used, for the handling, storage, manufacturing, refining, transportation or disposal of "Toxic Material", "Hazardous Substances" and "Hazardous Waste", including, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, defined in the Comprehensive Environmental Response, Compensation, Liability Act of 1980, as amended (42 U.S.C. ss.960 et seq.) the Hazardous Materials Transportation Act, as amended (42 U.S.C. ss.1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.9601 et seq.), the regulations adopted and publications promulgated pursuant to the foregoing and any other federal, state or local environmental law, ordinance, rule or regulation.

          Seller has not received any summons, citation, directive, letter or other communication, written or oral, from any Governmental Authority (a) indicating that the Property is or has been the site of any oil, hazardous waste, or other toxic substance activity or storage, or (b) concerning any intentional or unintentional action or omission on Seller's part which has resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of "Toxic Material", "Hazardous Substances" or "Hazardous Waste" into waters or onto lands of the state in which the Property is located or into waters outside the jurisdiction of such state where damage may have resulted in the lands, waters, fish, shellfish, wildlife, air and other resources owned, managed, held in trust or otherwise controlled by such state.

          G. No Litigation, Etc. Except as otherwise set forth in this Agreement or in the Title Commitment, no action, litigation, proceeding (including, without limiting the generality of the foregoing, any condemnation or eminent domain proceedings or any plan or action to widen, close or otherwise materially modify any means of access to, or public street adjacent to, the Property) or investigation is pending or, to the knowledge of Seller, threatened against or relating to the Property or any part thereof.

          H. No Assessments, Etc. Except as otherwise set forth in this Agreement or in the Title Commitment or as may be levied or assessed by the special districts currently in place, Seller has received no notice and has no actual knowledge that any governmental or quasi-governmental agency or authority intends to impose or has imposed any special or other assessment against the Property or any part thereof in connection with any special or off-site improvement which might affect the Property or the use or development thereof or otherwise.

          I. Condition of Property; Disclaimer of Warranties. Purchaser acknowledges and agrees that, except as set forth in this Agreement, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (b) the income to be derived from the Property; (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon; or, (d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; and Seller specifically disclaims any representations regarding compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of asbestos or any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder.

          Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller or Broker other than information referred to in this Addendum, or as set forth elsewhere in the Agreement

          Purchaser further acknowledges and agrees that any information provided or to be provided by or on behalf of Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information, other than that Seller has no actual knowledge that any of such information is false, incomplete or misleading.

          Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person.

          Purchaser further acknowledges and agrees that to the maximum extent permitted by law, and except as otherwise provided herein, the sale of the Property as provided for herein is made on an "AS IS" condition and basis with all faults.

          The Colorado Department of Health and the U. S. Environmental Protection Agency ("EPA") have detected elevated levels of naturally occurring radon in structures in the Colorado Springs area. EPA has raised concerns with respect to adverse effects on human health of long-term exposure to high levels of radon. Purchaser may conduct radon tests to determine the possible presence of radon in the Property and may conduct such other investigations and consult such experts as Purchaser deems appropriate to evaluate radon mitigation measures that can be employed in the design and construction of improvements on the Property. Purchaser shall rely solely upon such investigations and consultations and acknowledges that Seller has made no representation, express or implied, concerning the presence or absence of radon in the property, the suitability of the Property for development or the design or construction techniques, if any, that can be employed to reduce any radon levels in improvements built on the Property.

          It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that all of the Property is sold by Seller and purchased by Purchaser subject to the foregoing.

          Unless Seller shall give prior written notice to Purchaser of the occurrence of an event subsequent to the date this Agreement is signed by Seller, that makes any of the foregoing representations untrue or incorrect (an "Event Notice"), the foregoing representations of Seller shall be true and correct in all material respects as of the Closing Date as if restated on that date and shall survive the closing of the transaction contemplated herein for a period of 12 months. Should the Seller give Purchaser an Event Notice, Purchaser shall have a period of thirty (30) days thereafter to conduct an investigation (the "Event Investigation") of the impact of the occurrence of such event on its purchase and intended use of the Property, and should it determine, in its sole discretion, that such event has a material adverse effect, Purchaser may elect to terminate this Agreement by giving written notice to Seller within seven (7) days following the end of such thirty (30) day period. In the event Purchaser elects to terminate this Agreement, its Earnest Money Deposit, together with any interest earned thereon, shall be returned to it and this Agreement shall thereafter be null and void. If necessary, the Closing shall be automatically extended to accommodate the time periods provided for in this paragraph.

     6. General Conditions Precedent to Purchaser's Obligations. Purchaser's obligations in respect of the transaction contemplated herein are and shall be subject to and contingent upon the satisfaction (or written waiver by Purchaser) at or prior to the closing of title to the Property of each and all of the following general conditions:

          A. The representations of Seller as set forth above shall be true and correct in all material respects as of the date of the closing as if restated on that date.

          B. Seller shall have duly performed all of the obligations on its part to be performed hereunder.

          C. There shall be no existing or threatened moratorium or other fact or circumstance (e.g., restrictions, hazardous waste, absence of utilities, etc.) which might prohibit, postpone, interfere with or otherwise adversely affect the development and/or use of the Property in the manner contemplated by Purchaser or which might increase, in any material respect, the costs associated with such development and/or use.

          D. There shall be no violation of any law, regulation, ordinance or deed restriction affecting or relating to the Property which would or might adversely affect the development or use of the Property in the manner contemplated by Purchaser or which would or might increase, in any material respect, the costs associated with such development and/or use.

          E. Except for the Lease and its termination as is contemplated by Paragraph 6 of the Second Addendum, Seller shall be in full and exclusive possession of all of the Property, and no other person, firm or entity shall have any right to acquire, lease, occupy or otherwise have or be in possession of any portion thereof.

          F. [Intentionally Deleted].

          G. Between the Effective Date of this Agreement and the date of the Closing, there shall have been no changes in the requirements of the applicable planning, zoning, land development and/or building codes which would postpone, prevent, impair or otherwise interfere with the development and/or use of the Subject Project as contemplated by Purchaser or which might render such development and/or use more expensive than would be the case absent such change(s).

     7. Signage. At any time following the Effective Date of this Agreement, but subject to the approval of the Tenant pursuant to the Lease (which approval the Seller shall use diligence and its good faith efforts to obtain not later than 90 days following the Effective Date), Purchaser shall be entitled, at
Purchaser's  expense,  and  subject  to receipt by  Purchaser  of all  necessary permits, to place development and/or leasing signs on the Property at location(s) to be designated by Purchaser.

     8. Intentionally Deleted.

     9. Intentionally Deleted.

     IN WITNESS WHEREOF, Seller and Purchaser have executed this Addendum as of the day and year first above written.


Signed, sealed and delivered           SELLER:
in the presence of:
                                       Z-H, LTD., A COLORADO LIMITED PARTNERSHIP


                                       By: /s/ Scott A. Hart
PRINT NAME OF WITNESS BELOW:           Its General Partner

- - - - - - - - - - - - - - - -
                                       And By: /s/ Michael J. Zaremba
PRINT NAME OF WITNESS BELOW:           Its General Partner

- - - - - - - - - - - - - - - -
                                       Date: June 15, 1999

                                       PURCHASER:

                                       CENTREFUND DEVELOPMENT (COLORADO) CORP.,


PRINT NAME OF WITNESS BELOW:           By: /s/ Perry A. Villanueba
                                       Perry A. Villanueba,
- - - - - - - - - - - - - - - -        Director of Development & Acquisitions

                                       Date: June 15, 1999
PRINT NAME OF WITNESS BELOW:

- - - - - - - - - - - - - - - -

                                 Second Addendum

     This  Second  Addendum  is  annexed  to and  forms a part  of that  certain
Agreement for Sale and Purchase between Z-H, Ltd., a Colorado Limited Partnership ("Seller") and Centrefund Development (Colorado) Corp. ("Purchaser")

     1. Second Addendum Takes Precedence. In the event of any conflict between the terms and provisions of this Second Addendum and the terms and provisions of the Agreement for Sale and Purchase referred to above (as heretofore supplemented and amended), the terms and provisions of this Second Addendum shall take precedence and control. Unless the context requires otherwise, the term "Agreement" as used herein shall be deemed to mean and refer to the aforementioned Agreement for Sale and Purchase, as heretofore supplemented and amended, and as further supplemented, modified and amended pursuant to the terms and provisions of this Second Addendum.

     2. General Statement of Facts.

          A. When Seller originally caused the Property to be platted as a single lot in accordance with the ordinances of the City of Colorado Springs, Colorado ("City"), the City imposed on the Property the obligation to install drainage improvements (the "Drainage Improvements") to the Sand Creek drainage channel that is located within the Property, on its west side. To assure the City that the Drainage Improvements would be installed, Seller posted and has maintained with the City a standby letter of credit (the "Letter of Credit"), the current amount of which is $261,747.20.

          B. The Property is encumbered by a Deed of Trust recorded at Book 6670 at Page 1361 of the Records of the Clerk and Recorder of El Paso County, Colorado (the "Deed of Trust"). The Deed of Trust secures a promissory note in the original face amount of $466,000, the present holder of which is the Small Business Administration.

          C. The Property is leased pursuant to a "Ground Lease" (the "Lease") dated October 21, 1997, in which Seller is the "Landlord" and Metrogolf Incorporated is the original "Tenant", Metrogolf Incorporated's rights pursuant to the Lease having been assigned to Family Golf Centers, Inc. Purchaser has been provided with a copy of the Lease to review prior to its execution of this Agreement.

          D. Seller is related to an entity, Bishop Powers, Ltd., a Colorado limited partnership ("Bishop Powers"), which owns both the adjacent tract of land from the south of the Property to Galley Road (the "Southern Tract"), and other property to the north of the Property across Palmer Park Boulevard (the "Northern Tract"). The Seller and Bishop Powers are both involved in a condemnation proceeding (the "Condemnation") instituted by the City of Colorado Springs, Colorado ("City"), in which the City seeks to condemn a permanent easement for a sewer line approximately 20 foot wide, and during the course of construction, an additional construction easement (together, the "Easement"), from Galley Road on the south end of the Southern Tract through the Southern Tract, the Property and the Northern Tract to the north end of the Northern Tract. Seller has fully advised Purchaser of the Condemnation, and the location of Easement on the
     Property. Because the City has the power of eminent domain in the Condemnation, the likely outcome is that the City will acquire the Easement and either pay monetary compensation to the owners of the property affected by the taking of the Easement or in lieu of monetary compensation, agree to install drainage or road improvements that would otherwise be the obligations of the owners.

          E. In order to provide access to the Southern Tract from Palmer Park Boulevard and access to the Property from Galley Road, a road (the "City Street") must be constructed, the proposed location of which is generally along the western side of both the Property and the Southern Tract, adjacent to the Easement. The parties contemplate that the proposed City
     Street shall be dedicated or conveyed to the City, and will therefore be required to be constructed in a manner that will meet all City ordinances and requirements.

     3. Condemnation.

          A.  Definitions:   For  purposes  of  this  Agreement,  the  following
     definitions shall apply:

          "Taking" shall mean the transfer of any easement affecting the Property to the City as a result of the Condemnation.

          "Monetary Payment" shall mean the amount of the funds payable as compensation for the Taking.

          "Improvements Agreement" shall mean any agreement reached with the City as a negotiated settlement of the Condemnation in which the City agrees, in lieu of all or any part of a Monetary Payment, to install improvements on the Property as compensation for the Taking. Any Improvements Agreement shall describe the improvements to be installed on the Property by the City, and the time by which such improvements must be completed.

          "Attributed Value" shall mean (a) the value of the improvements to be installed by the City as set forth in the Improvements Agreement, or, if no such value is established in the Improvements Agreement, then (b) the value of such improvements as established by a bid for the construction of such improvements made by a contractor mutually selected by Seller and Purchaser.

          B. Prior to End of Investigation Period. Prior to the end of the Investigation Period, the Seller shall be solely responsible for all the negotiations with the City with respect to the Condemnation, and if litigation arises out to the Condemnation, for prosecution of the Condemnation proceeding as it may affect the Property. If, during the Investigation Period, the Condemnation is concluded, whether by negotiated settlement or litigation, Purchaser may review the results and if it is dissatisfied (in its own unfettered discretion) with such results, Purchaser may elect to terminate this Agreement by written notice to Seller, and upon such notice being given, the Title Company shall return to Purchaser its Earnest Money Deposit and any interest accrued thereon, and this Agreement shall thereafter be null and void.

          C. Prior to Closing. If the Condemnation proceeding is not concluded prior to the end of the Investigation Period, and if Purchaser has not elected to terminate this Agreement, then Purchaser shall be entitled to participate, at Purchaser's cost, in the proceedings associated with such Condemnation and taking and in any negotiations relating to any possible settlement thereof. Seller agrees not to enter into any settlement of such proceedings without Purchaser's prior written consent, such consent not to be unreasonably withheld. The parties acknowledge that the SBA, pursuant to the Deed of Trust, and the Tenant, pursuant to the Lease, have certain approval rights with respect to any resolution of the Condemnation, and agree to cooperate fully with one another to secure to approval of the SBA and Tenant to any resolution of the Condemnation which the parties have agreed upon.

          D. Following Closing. If an award or settlement in the Condemnation proceeding shall not have been fixed or agreed upon prior to Closing, then Seller shall, at Closing, assign to Purchaser all of its rights, title and interest in and to the award and/or settlement payable in respect of the Property, and Purchaser shall thereupon be entitled to pursue its own separate claim in such proceedings, provided, however, that out of any award or settlement Purchaser may obtain, Purchaser shall reimburse Seller for any costs and expenses it incurred with respect to the Condemnation proceeding, not to exceed twenty-five percent (25%) of the amount of such award or settlement.

          E. Allocation of Award Among Owners. Any Monetary Payment which shall be disbursed prior to Closing or which shall be fixed or agreed upon prior to Closing, but payable thereafter, or any Attributed Value that shall have been fixed prior to Closing, shall, if not already allocated specifically to the Property by the award or settlement, be allocated among the then owners of the Southern Tract, the Property and the Northern Tract on an equitable basis, taking into account the relative values of the affected properties, as determined by independent appraisal.

          F. Credit to Purchaser. If the Condemnation has been resolved prior to Closing, Purchaser shall be entitled to a net credit at Closing (i.e., amount of Monetary Payment or Attributed Value, less reasonable attorneys fees and other direct costs incurred by Seller in connection with the condemnation proceedings - such attorneys fees and direct costs to be limited to a maximum of 25% of the Monetary Payment or Attributed Value) for its share of such award or settlement.

     4. Construction of Roadway. Within seven (7) days following Seller's receipt of each of the items noted below, but not less than forty-five (45) days prior to the end of the Investigation Period, Seller shall deliver to Purchaser the following (the "Road Documentation): (a) information with respect to the location, width, curb cuts and associated easements for that portion of the City Street that is to be located on the Property (the "Road"), all of which shall be in accordance with applicable City ordinances and rules and shall reflect a location described in Paragraph 2E of this Second Addendum, and, (b) if Seller is to install the Road, (y) the identity and qualifications of the contractor Seller proposes to engage to perform the work of construction of the Road (the "Road Work"), and (z) a construction budget for the Road Work, prepared by Seller acting in good faith and based on a preliminary bid from such contractor (the "Road Work Budget"). In the event that Purchaser shall have any reasonable objection to any of the Road Documentation, it shall so notify Seller in writing within Thirty (30) days after its receipt of the Road Documentation (the "Objection Period"), specifying its objections and its suggested remedy. Purchaser shall be deemed to have waived any objection it may have unless a written notice thereof is given within the Objection Period. If such notice is received by Seller as set forth above, and if Seller and Purchaser have not agreed in writing to a settlement thereof on or before five (5) days prior to the end of the Investigation Period, this Agreement shall terminate on the last day of the Investigation Period, unless, prior to the end of the Investigation Period Seller receives notice from Purchaser waiving its objections. In the event this Agreement is terminated in accordance with the provisions of this paragraph, the Title Company shall return to Purchaser its Earnest Money Deposit and any interest accrued thereon, and this Agreement shall thereafter be null and void.

     Seller and Purchaser shall share, on an equal 50/50 basis, all reasonable and necessary costs (including both "hard" and "soft" costs paid to unrelated third parties) incurred by Seller in planning and constructing the Road (the "Road Costs"), provided, however, that the Road Costs shall be substantially in keeping with the Road Work Budget, and, provided further, that if the City shall perform any part of the Road Work as a consequence of an Improvements Agreement, the Seller shall be deemed to have incurred and paid for Road Costs equal to the Attributed Value for such Road Work performed by the City.

     Unless the City shall be responsible for the Road Work pursuant to an Improvements Agreement, then not later than the date upon which Purchaser shall commence construction of the first phase of the shopping center proposed to be developed by Purchaser upon the Property, Seller shall contract for and cause to be commenced, and thereafter diligently pursued to completion, the Road. To the extent available on the Property without detracting from the amount of on-site fill, if any, which Purchaser may need for such project, fill required for the Road may come, where feasible, from other areas of the Property designated by Purchaser. Unless the Road is constructed by the City, Seller shall supervise the construction of the Road Work in order to ensure that the same shall be constructed and completed in a good and workmanlike manner and in accordance with the approved (i.e., by Purchaser and all applicable governmental and quasi-governmental agencies) plans and specifications therefor and in accordance with all applicable governmental regulations.

     In the event that either (a) the Road Work has been completed at the time Closing occurs, or, (b) the City is responsible for the Road Work pursuant to an Improvements Agreement (and out of the credit granted to Purchaser in Paragraph 3F of this Second Addendum), Purchaser shall, at Closing, pay to Seller its share of the Road Costs.

     If the Road Work has not been commenced or completed at the time of Closing, and the City is not responsible for the Road Work pursuant to an Improvements Agreement, then in order to secure payment by Seller and Purchaser of their respective shares of the Road Cost: (x) a sum sufficient to cover one hundred ten percent (110%) of Seller's aforesaid share of the Road Work Budget shall be deducted from the sums otherwise payable to Seller at closing and placed in escrow with the Escrow Agent referred to in the Agreement; and (y) Purchaser shall simultaneously deposit with such Escrow Agent a sum sufficient to cover one hundred ten percent (110%) of Purchaser's aforesaid share of the Road Work Budget. At the option of either party, such party shall be entitled to post, in lieu of the cash deposit referred to above, an irrevocable letter of credit in that amount, issued by a reputable, financially responsible local bank. However, upon commencement of construction, any party having posted any letter of credit shall be obligated to replace such letter of credit with the required cash deposit, failing which the Escrow Agent shall, upon demand by the other party, and after having given not less than ten (10) days prior written notice to the party who posted the letter of credit, call any letter(s) of credit which has (have) not been so replaced. Seller shall be entitled to draw funds from such escrowed sum not more frequently than once each month to pay for bona fide Road Costs incurred by Seller for properly constructed, lien-free work in place as a part of the required improvements, as certified by the consulting engineer supervising the Road Work, and as verified and approved by Purchaser, acting reasonably. A copy of each draw request, together with necessary supporting documentation, shall be delivered to Purchaser for its review and approval (not to be unreasonably withheld or delayed) at least five (5) days prior to the date upon which the requested draw is to be funded. Unless Purchaser, acting reasonably, shall have objected thereto in writing, the Escrow Agent shall be entitled to fund Seller's draw request upon the expiration of the fifth (5th) day following Purchaser's receipt of the documentation relating to that draw request. Should Purchaser object to the funding of any draw request, the matter shall be submitted to arbitration by a panel consisting of Seller's consulting engineer, Purchaser's consulting engineer, and a third engineer selected by mutual agreement of the first two engineers (or, if such first two engineers shall be unable to agree upon the choice of a third engineer, a third engineer selected by the president or any vice president or other executive officer of the El Paso County Board of Realtors (or the equivalent organization). In the event that Seller shall fail to commence, as above provided, and thereafter complete all of the Road Work within one hundred twenty
(120) days following the date of commencement thereof, then, in such event, Purchaser shall have the right, but not the obligation, upon written notice to Seller, to assume control of the Road Work and to complete same utilizing Seller's contractors or, at Purchaser's option, utilizing other contractors selected by Purchaser, and Purchaser shall be entitled to draw funds from the escrowed sum in accordance with procedures outlined above, to reimburse Purchaser for its costs of construction of such portion of the Road Work.

     Upon completion of the Road Work, or if otherwise specified in an Improvements Agreement, at the time required by such Improvement Agreement, the party who is then the owner of the Property shall convey the Road to the City. The obligation to convey the Road to the City shall survive Closing.

     5. Sand Creek Drainage and Erosion Control. The parties acknowledge that the City has imposed upon the owner of the Property the requirement to install the Drainage Improvements. Seller has represented to Purchaser that the City has required Seller to post with the City the Letter of Credit in the amount of $261,747.20 in order to secure performance of Seller's obligations in this regard. Seller further represents that, unless the Drainage Improvements have been completed or the City becomes responsible for the installation of the Drainage Improvements pursuant to an Improvements Agreement, the Letter of Credit will be renewed when it comes due on October 23, 1999 in an amount to be determined by the City.

     At Closing, unless the City has released the Letter of Credit, Purchaser shall post with the City a replacement letter of credit in such amount as the City may require and Purchaser shall assist Seller (at no additional cost to Purchaser) in Seller's efforts to secure the release of the Letter of Credit previously posted by Seller (although Purchaser shall have no liability or obligation if the City shall refuse to release Seller's letter of credit).

     If, at Closing, either (a) the Drainage Improvements have been installed, or (b) the City is obligated to install the Drainage Improvements pursuant to an Improvements Agreement, Purchaser shall pay to Seller an amount equal to either
(y) the cost (both "hard" and "soft" costs paid to unrelated third parties) incurred by Seller in installing the Drainage Improvements , or (z) if the City has installed or is obligated to install the Drainage Improvements pursuant to an Improvements Agreement, the Attributed Value of such Drainage Improvements. If, at Closing, the Drainage Improvements have not been installed and the City is not obligated to install the Drainage Improvements pursuant to an Improvements Agreement, the Purchaser shall be obligated to install, at its cost, the Drainage Improvements if required by the City.

     6. Termination of Driving Range Lease. The parties acknowledge that the Property (or a portion thereof) is encumbered by the Lease, and that the Lease provides that, beginning with the fourth lease year, Seller may terminate the Lease by giving the Tenant ninety days prior written notice and paying the Tenant the "Termination Fee" specified in the Lease. In the event the Lease has not been terminated at Closing, the parties agree that the they will close into an escrow established with the Escrow Agent. Contemporaneously with the Closing, Seller shall give notice of termination of the Lease to Tenant. As part of the escrow instructions, the parties will instruct the Escrow Agent to pay to the Tenant, out of the sums held in escrow, the amount of the Termination Fee required to terminate the Lease in accordance with the Lease provisions. The parties shall also instruct the Escrow Agent to pay, following the termination of the Lease, any "Existing Encumbrances" (as that term is defined in the Lease).

     The balance of the Closing proceeds shall be held in escrow by the Title Company until the Lease has been duly terminated, possession of the premises demised pursuant to the terms of the Lease has been surrendered by the Tenant with all machinery, equipment, fixtures and other items of personalty removed, all Existing Encumbrances have been fully discharged, all documents necessary to evidence the foregoing have been duly recorded and filed, and the Title Company has insured Purchaser's title to the Property free and clear of the Lease and all rights of the Tenant thereunder, and free and clear of all Existing Encumbrances and the rights of the holders thereof.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Second Addendum to be executed by their duly authorized officers this 15th day of June, 1999.

                                     Seller:

                                     Z-H, Ltd., a Colorado Limited Partnership


                                     By: /s/ Scott A. Hart
                                     Its General Partner



                                     And by: /s/ Michael J. Zaremba
                                     Its General Partner

                                     Purchaser:

                                     Centrefund Development (Colorado) Corp.



                                     By: /s/ Perry A. Villanueba
                                     Its: Director of Development & Acquistions